EXHIBIT 5.0

                  [BECKMAN, MILLMAN & SANDERS, LLP LETTER HEAD]

                                                          November 8, 2000

Maxx International, Inc.
130 S. El Camino Drive
Beverly Hills, California 90212


         RE: FORM S-8 REGISTRATION STATEMENT
             -------------------------------

Gentlemen:

     We have acted as counsel for Maxx International, Inc. (the "Company") in connection with the registration by the Company of 250,000 shares of its common stock, $0.01 par value per share (the "Securities"), as contemplated by the Company's Registration Statement on Form S-8 filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

     In connection therewith, we have examined, among other things, the terms of the applicable documents authorizing the issuance of the Securities which are being registered in the Company's Registration Statement on Form S-8 filed on the date hereof with the Commission, and we have examined such other documents and records as we have deemed necessary to examine for the purpose of giving this opinion.

     Based upon and subject to the foregoing, and upon such other matters as we have determined to be relevant, I am of the opinion that upon issuance of the Securities, such shares will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     We consent to the inclusion of this opinion as an exhibit of the Registration Statement and to the reference to this firm in Part II of the Registration Statement.


                                     Very truly yours,

                                     BECKMAN, MILLMAN & SANDERS L.L.P.